Exhibit 16.1

July 17, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Immersion Corporation (the “registrant”) under Item 4.01 of Form 8-K dated July 17, 2024, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Frank, Rimerman + Co. LLP

San Francisco, California